Exhibit 99.2

Bristol Myers Squibb Adds

Premier Radiopharmaceutical Platform with Acquisition of RayzeBio

Transaction Brings RayzeBio’s Differentiated Actinium-Based Radiopharmaceutical Platform

»	Lead program, RYZ101, in Phase 3 development for treatment of gastroenteropancreatic neuroendocrine tumors (GEP-NETs) and early-stage development for treatment of small cell lung cancer and potentially other tumor types

»	Pipeline asset, RYZ801, close to IND for development in hepatocellular carcinoma

»	Adds robust IND engine

»	Includes state of the art radiopharmaceutical manufacturing facility

Robust Pipeline of Multiple Drug and Development Programs

RayzeBio’s pipeline includes RYZ101, RYZ801 and multiple additional first-in-class preclinical assets to treat solid tumors:

1	GEP-NETs expressing SSTR2 who are refractory to Lu177-SSA treatment.

2	Data is from part 1 of the Phase 1b/3 ACTION-1 clinical trial, of which enrollment has completed and follow-up is ongoing. Part 2, which is the Phase 3 clinical trial, is ongoing.

RYZ101 (225Ac-DOTATATE)

RayzeBio’s lead asset, RYZ101

RYZ101 (225Ac-DOTATATE) targets somatostatin receptor 2 (SSTR2), which is expressed in several cancers including GEP-NETs and extensive stage small cell lung cancer (ES-SCLC), with a differentiated, alpha particle actinium isotope

Current development status

»	Currently in Phase 3 studies vs investigators choice SOC agents in GEP-NET patients with disease that has progressed following 177Lu-SSA therapy. Registrational data expected in 2026

»	Phase 1b clinical trial is also currently enrolling patients to evaluate RYZ101 as a first-line combination treatment in ES-SCLC in combination with standard-of-care therapy

Clinical Data

»	Interim results of the Phase 1b portion of the ACTION-1 clinical trial were previously reported; 5 of 17 (29.4%) of enrolled patients had confirmed response and 8 (47.1%) had stable disease
»	As of June 30, 2023, treatment has been well tolerated with no treatment-related serious adverse events or dose discontinuations due to any adverse event. Treatment-related Grade 3 or higher AEs occurred in 5 (29.4%) of patients. The most common treatment-related Grade 3 or higher AEs were anemia (3 patients), lymphocyte count decreased (3 patients) and creatinine clearance decreased (2 patients)

Target patient population

»	The number of patients with GEP-NETs in the U.S. is estimated at 25,000 and with approximately 90% expressing SSTR2

»	The number of patients with ES-SCLC in the U.S. is estimated at 32,000 and with approximately 50% expressing SSTR2

RYZ801

»	Targets glypican-3 (GPC3) for the treatment of hepatocellular carcinoma (HCC)

»	Early human imaging studies conducted outside of the United States demonstrates target engagement in patients with HCC

»	RYZ801 is currently in IND enabling studies

»	The number of patients with HCC in the US is estimated at 31,000 and with approximately 75% expressing GPC3

Supply Chain

»	RayzeBio is completing construction of a state-of-the-art in-house manufacturing facility in Indianapolis, Indiana, and GMP drug production is expected to begin in the first half of 2024

»	Isotopes currently procured via DOE and other third party suppliers with plans to manufacture internally

About Radiopharmaceutical Therapeutics (RPTs)

»	RPTs are positioned to be an important next wave of innovation in oncology therapy, enabling a precision approach to treating patients with solid tumors

»	RPTs bind to tumor cells and deliver targeted radiation to induce cancer cell death

»	Actinium-based RPTs offer potential advantages over currently available RPTs since the high potency and short firing range of the alpha-emitter create the possibility for stronger efficacy and more targeted delivery

About RayzeBio, Inc.

RayzeBio is building a radiopharmaceutical therapeutics (RPT) company to treat various cancers, with its lead program in a Phase 3 clinical trial. RayzeBio has created a pipeline of multiple drug candidates in therapeutic areas with significant market opportunities. Much like antibody drug conjugates emerged as a new and transformative treatment modality in certain cancers, the company sees an opportunity for innovative radiopharmaceutical therapeutics to follow a similar path. RayzeBio believes its strategic investments in building a robust product pipeline, development capabilities, and manufacturing infrastructure position the company to be an industry-leading pioneer in the broad application of RPT for cancer.

About Bristol Myers Squibb

Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook and Instagram.

Additional Information about the Tender Offer and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of RayzeBio or any other securities, nor is it a substitute for the tender offer materials that Bristol Myers Squibb and an acquisition vehicle to be formed by Bristol Myers Squibb promptly following execution of the merger agreement (“Merger Sub”) will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the tender offer is commenced, Bristol Myers Squibb will cause Merger Sub to file a tender offer statement on Schedule TO and RayzeBio will file a recommendation statement on Schedule 14D-9. The offer to purchase shares of RayzeBio common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. RAYZEBIO’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 TO BE FILED BY RAYZEBIO WITH THE SEC, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE CONSIDERED BY RAYZEBIO’S INVESTORS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. RAYZEBIO’S STOCKHOLDERS AND INVESTORS ARE ALSO URGED TO READ ANY OTHER DOCUMENTS FILED BY EACH OF BRISTOL MYERS SQUIBB AND RAYZEBIO WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain a free copy of these tender offer materials and such other documents containing important information about Bristol Myers Squibb and RayzeBio, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov, or by directing a request for such materials to the information agent for the offer, which will be named in the tender offer materials. Bristol Myers Squibb and RayzeBio make available free of charge at Bristol Myers Squibb’s website at www.bms.com/investors and RayzeBio’s website at investors.rayzebio.com, respectively, copies of materials they file with, or furnish to, the SEC.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” regarding, among other things, the proposed acquisition of RayzeBio by Bristol Myers Squibb, the expected timetable for completing the transaction, future opportunities for the combined businesses, the expected benefits of Bristol Myers Squibb’s acquisition of RayzeBio and the development and commercialization of RayzeBio’s product candidates, including the therapeutic and commercial potential of RYZ101 and RayzeBio’s other technologies and products in development. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are only predictions, and such forward-looking statements are based on current expectations and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond our control and could cause actual outcomes and results to differ materially from those expressed in, or implied by, the forward-looking statements. Actual results may differ materially because of numerous risks and uncertainties including with respect to (i) the timing of the tender offer and subsequent merger, (ii) the number of shares of RayzeBio common stock that will be tendered in the tender offer, (iii) the risk that the expected benefits or synergies of the acquisition will not be realized, (iv) the risk that legal proceedings may be instituted related to the merger agreement, (v) any competing offers or acquisition proposals for RayzeBio, (vi) the possibility that various conditions to the consummation of the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the acquisition and (vii) unanticipated difficulties or expenditures relating to the proposed acquisition, including the response of business partners and competitors to the announcement of the proposed acquisition or difficulties in employee retention as a result of the announcement and pendency of the proposed acquisition. The actual financial impact of this transaction may differ from the expected financial impact described in this communication. In addition, the compounds described in this communication are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. No forward-looking statement can be guaranteed. Forward-looking statements in this communication should be evaluated together with the many risks and uncertainties that affect Bristol Myers Squibb’s business and market, particularly those identified in the cautionary statement and risk factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2022, and its subsequent Quarterly Reports on Form 10-Q, and RayzeBio’s business, particularly those identified in the risk factors discussion in RayzeBio’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, as well as other documents that may be filed by Bristol Myers Squibb or RayzeBio from time to time with the SEC. Neither Bristol Myers Squibb nor RayzeBio undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made and readers are cautioned not to place undue reliance on such statements.